Exhibit 99.1

Voyager Oil and Gas Provides Bakken and Niobrara Operations Update

BILLINGS, MONTANA — October 18, 2010 — Voyager Oil & Gas, Inc. [OTCBB: VYOG] (“Voyager”) today provides an operational update regarding its Bakken and Niobrara activity.

Williston Basin Bakken and Three Forks

Voyager currently controls approximately 24,000 net acres in the Williston Basin, primarily in Williams, McKenzie and Mountrail Counties, North Dakota and Richland and Roosevelt Counties, Montana. Voyager has spud twelve gross Bakken wells, of which three are producing, four are drilling and five are completing.  By the end of 2010, Voyager expects to spud 15 gross Bakken wells.  In 2011, Voyager expects to spud approximately 35 gross and 5 net Bakken wells based on recent permitting activity on Voyager’s leasehold interests.  J.R. Reger, Voyager’s CEO, commented, “The accelerated production and positive results across our Bakken/Three Forks position continue to remain within our original expectations.  We believe that our 24,000 core acres are being developed by some of the best operators in the play and we are excited to be participating in this premier oil resource play.  We continue to focus most of our efforts on leasing and acquisitions in the Bakken and Three Forks play.  We are excited to be moving into the production ramp-up stage across our Bakken position.  We expect substantial reserve and production additions over the coming months as the position is rapidly developed.”

The following table illustrates recent Bakken and Three Forks wells in which we are participating:

OPERATOR	WELL NAME	COUNTY	STATUS	WI	BOEPD

Slawson	Ripper #1-22H	Mountrail	Producing	1.11%	2,369

Brigham	Ross-Alger 6-7 #1H	Mountrail	Producing	7.71%	3,070

Brigham	Larsen 3-10 #1H	Williams	Producing	0.10%	3,090

Oasis	Andre 5501 13-4H	Williams	Completing	11.06%

Slawson	Vixen #1-19-30H	Mountrail	Completing	2.28%

Oasis	Ellis 5602 42-8H	Williams	Completing	0.22%

Oasis	Somerset 5602 12-17H	Williams	Completing	3.59%

Brigham	Knoshaug 14-11 #1-H	Williams	Completing	0.52%

Oasis	Horne 5603 44-9H	Williams	Drilling	0.37%

EOG	Lostwood 13-25H	Mountrail	Drilling	0.52%

Brigham	Kalil Farm 14-23 #1H	Williams	Drilling	1.50%

Brigham	Swindle 16-9 1-H	Roosevelt	Drilling	18.75%

EOG	Sidonia 38-3019H	Mountrail	Preparing	0.12%

EOG	Wilson 150-99-29-32-1H	McKenzie	Preparing	0.39%

EOG	Sidonia 31-3019H	Mountrail	Preparing	0.12%

D-J Basin Niobrara

Voyager recently participated with Slawson Exploration in three gross Niobrara well completions in the D-J Basin Niobrara play.  Slawson is currently setting surface casing on 22 additional drilling locations that have been delineated and high-graded by initial results from the first three wells and other operator results in the area.

Bushwacker 24-11-67

The Bushwacker well is located in the western portion of Slawson’s Weld County, Colorado lease block in Section 24, Township 11N, Range 67W.  The well experienced significant geosteering issues in the Niobrara B formation and a majority of the lateral is believed to be low or out of the Niobrara B target zone.  The well was recently completed with a 19-stage fracture stimulation and flowed back primarily frac fluids with a trace of oil.  The well is temporarily shut in pending results of the Moonshine #1-36H and the Outlaw #1-16H.  The well was drilled and completed for $3.0 million, below the AFE estimate of $4.2 million.  We expect that the lateral portion of the well may be re-drilled and re-stimulated in either the Niobrara B or the Codell formation.

Moonshine #1-36H

The Moonshine well is located east of the Bushwacker well in Section 36, Township 11N, Range 65W Weld County, Colorado.  The well experienced encouraging oil and gas shows in The Niobrara B formation during drilling and was recently completed with a 19-stage fracture stimulation.  The well is currently flowing back primarily frac water with a 13% oil cut.  Although the well is producing approximately 20 BOPD, the well will be placed on pump in late October and currently is expected to be a commercial producer.  The well was drilled and completed for $3.29 million, below the AFE estimate of $4.2 million.

Outlaw 1-16H

The Outlaw well is located between the Moonshine and Bushwacker wells in Section 16, Township 11N, Range 66W Weld County, Colorado.  The Outlaw well experienced encouraging oil and gas shows during drilling in the Niobrara B formation and is currently being completed.  Three stages of the well were fracture stimulated and the fourth stage pressured out.  The well is currently flowing back primarily frac water with a 3% oil cut.  The remainder of the fracture stimulation is expected to be completed in late October.  The well has incurred $1.3 million in drilling and completion costs to date and is expected to be fully completed for less than $3 million.

J.R. Reger commented “We are encouraged by what we are seeing as we move east in the lease block with the Moonshine and the Outlaw wells.  We are especially encouraged by the drilling and completion costs of approximately $3 million per well.  We expect the Niobrara Play to continue to evolve and improve.  Recent results by other operators in the area are beginning to come in and the operators are beginning to share data regarding target zone, azimuth (horizontal direction) and completion techniques.  The horizontal Niobrara play is in its infancy and we expect the learning curve to be steep.   Slawson is currently setting surface casing on 22 high-grade locations, based on the shows from the Moonshine and Outlaw wells.  Slawson will commence drilling on the lease block when the surface casing is set on all 22 high-grade locations and additional field data regarding drilling and completions techniques has been received.  Several of the high-grade locations are in the immediate vicinity of recent EOG results that have been very encouraging. Slawson and Voyager continue to acquire acreage in the core area of the play and we continue to add additional drilling opportunities to our inventory as the play evolves.  We are excited about the pace with which this play is developing and we expect the data from these first 3 delineation wells to aid in our future leasing and drilling.”

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About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana. Voyager’s primary focus is oil shale resource prospects in the continental United States. Voyager currently controls approximately 147,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  24,000 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  640 net acres targeting a specific Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  65,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information on Voyager Oil & Gas visit the Company’s new website at: http://www.voyageroil.com/

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results. All statements other than statements of historical facts included in this report, such as statements regarding our business strategy and prospects, are forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business; fluctuations in commodities prices, particularly oil and natural gas; competition in obtaining rights to explore oil and gas reserves; and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

Investor Relations Contact:

The WSR Group

Gerald Kieft

772-219-7525

http://www.wallstreetresources.net/voyager.asp